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                                                                    Exhibit 99.6

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made by the Prospectus (as defined below) and the related letter of transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. This Offer, however, is not being made to, nor will Shares be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                          Notice of Offer to Exchange
                           1.5 Shares of Common Stock
                                       of
                          Vishay Intertechnology, Inc.
                                       by
                           Vishay TEMIC Semiconductor
                          Acquisition Holdings Corp.,
                          a wholly-owned subsidiary of
                         Vishay Intertechnology, Inc.,
                 for each outstanding Share of Common Stock of
                             Siliconix incorporated

Vishay TEMIC Semiconductor Acquisition Holdings Corp. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Vishay Intertechnology, Inc. ("Vishay"), a Delaware corporation, is offering to exchange shares of Vishay common stock, par value $0.10 per share ("Vishay Common Shares"), for each outstanding share of common stock, par value $0.01 per share (the "Shares"), of Siliconix incorporated, a Delaware corporation ("Siliconix"), that Vishay (including its subsidiaries) do not own, upon the terms and subject to the conditions set forth in the Prospectus, dated May 25, 2001 (the "Prospectus"), and in the related letter of transmittal (which, together with the Prospectus and any amendments or supplements thereto, collectively constitute the "Offer"). Vishay currently owns approximately 80.4% of the outstanding Shares. The exchange ratio in the Offer is 1.5 Vishay Common Shares for each Share of Siliconix. Stockholders of record who tender directly to the Exchange Agent (as defined below) will not be obligated to pay brokerage fees or commissions, if any, on the exchange of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, which is acting as exchange agent (the "Exchange Agent"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 22, 2001, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the outstanding Shares that are not currently owned by Vishay. The Offer is also subject to other conditions.

For purposes of the Offer, Purchaser shall be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn when, as and if Purchaser gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares. Delivery of Vishay Common Shares in exchange for Shares pursuant to the Offer and cash in lieu of a fraction of a Vishay Common Share will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Vishay Common Shares and cash to be paid in lieu of a fraction of a Vishay Common Share from Purchaser and transmitting such Vishay Common Shares and cash to validly tendering stockholders. In all cases, payment for Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company ("DTC")), (ii) a properly completed
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and duly executed letter of transmittal (or a properly completed and manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Prospectus) in connection with a book-entry transfer and (iii) any other documents required by the letter of transmittal, or the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus. See "The Offer--Guaranteed Delivery."

The term "Expiration Date" means 12:00 midnight, New York City time, on June 22, 2001, unless and until Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Purchaser may at any time or from time to time extend the Offer for any period required by any rule, regulation or order of the Securities and Exchange Commission applicable to the Offer. Purchaser expressly reserves the right to waive the conditions to the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the minimum condition referred to above and certain other conditions identified in the Prospectus relating to the effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with the Offer and the listing of the Shares issuable in the Offer on the New York Stock Exchange will not be modified or waived. See the Prospectus.

If Purchaser extends the Offer, Purchaser will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right to withdraw the Shares.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and unless theretofore accepted for exchange pursuant to the Offer, may also be withdrawn at any time after July 23, 2001. For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth in the Prospectus. Any notice of withdrawal must specify the name, address and social security number of the person who tendered the Shares to be withdrawn, the certificate number(s) and the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers shown on the particular certificate evidencing the Shares to be withdrawn must also be furnished to the Exchange Agent prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Prospectus) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Prospectus and is incorporated herein by reference.

In connection with the Offer, Purchaser will request from Siliconix the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Prospectus, the related letter of transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Prospectus and the related letter of transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Any questions or requests for assistance or for additional copies of the Prospectus, the related letter of transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.
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The Information Agent for the Offer is:

MACKENZIE
PARTNERS, INC.
LOGO

156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
E-mail: proxy@mackenziepartners.com
or
Call Toll-Free (800) 322-2885
May 25, 2001